NexPoint Credit Strategies Fund

Announces an Increase in the Price of New Young Broadcasting

DALLAS—(BUSINESS WIRE)—June 11, 2013— The NexPoint Credit Strategies Fund (“NHF”) is pleased to announce that New Young Broadcasting Holding Co., Inc. (“Young Broadcasting”), a portfolio company owned by NHF, has agreed to a stock merger with Media General, Inc. Media General trades under the ticker MEG on the New York Stock Exchange. The merger is expected to close by the late third quarter or early fourth quarter of this calendar year and is subject to the approval of the Federal Communications Commission and Media General Class A and Class B shareholders, clearance under the Hart-Scott-Rodino antitrust act and customary third party consents. Based on the merger announcement, current price levels of Young Broadcasting generated a $.24 gain in the NAV of NHF on June 11. The price used for Young Broadcasting to price the portfolio in determining the daily NAV for NHF is not provided by the adviser of NHF but is supplied by Markit, an independent, third party pricing service. Additionally, Highland Floating Rate Opportunities Fund, advised by affiliated advisor, Highland Capital Management Fund Advisors, held approximately $21 million of Young Broadcasting common stock and warrants as of the last public filing as of March 31, 2013.

Additional information on the merger can be found at the below link:

http://www.mediageneral.com/press/2013/june6_13.html

###

About NexPoint Credit Strategies Fund

NexPoint Credit Strategies Fund is a closed-end fund managed by NexPoint Advisors, L.P. The Fund is invested primarily in below investment grade debt and equity securities and has the ability to hedge risk.  The manager attempts to exceed the return of Dow Jones Credit Suisse Hedge Fund Index in a transparent, registered fund format with monthly dividends. An investment in the Fund is not appropriate for all investors. No assurance can be given that the Fund will achieve its investment objectives.

Shares of closed-end investment companies frequently trade at a discount to net asset value. The price of the Fund’s shares is determined by a number of factors, several of which are beyond the control of the Fund. Therefore, the Fund cannot predict whether its shares will trade at, below or above net asset value. Past performance does not guarantee future results.

Shareholder Services: info@nexpointadvisors.com, (866) 351-4440

Media Related Inquiries: Shannon Wherry, Ph: (866) 351-4440, Email: info@nexpointadvisors.com